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                                                                   EXHIBIT 23.12



            CONSENT OF DONALDSON, LUFKIN & JENRETTE INTERNATIONAL


          We hereby consent to (i) the inclusion of our opinion letter, dated March 9, 2000, to the Board of Directors of SBS Broadcasting S.A. (the "Company") as Schedule II to the Prospectus of United Pan-Europe Communications N.V. ("UPC") relating to the offer by UPC to exchange shares of Company Common Stock for cash and American Depositary Shares representing UPC ordinary shares A, and (ii) all references to us in the sections captioned "Questions and Answers About the Proposed Acquisition," "Special Factors - Opinion of Donaldson, Lufkin & Jenrette International, SBS's Financial Adviser" and "Special Factors -- Position of UPC Regarding Fairness of the Exchange Offer" of the Prospectus of UPC which forms a part of this Registration Statement on Form S-4. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.


                                                 DONALDSON, LUFKIN & JENRETTE
                                                       INTERNATIONAL


                                                 By: /s/ Lee A. LeBrun
                                                    ------------------
                                                     Lee A. LeBrun

London, England
May 12, 2000